UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 2, 2023

CRIMSON WINE GROUP, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54866	13-3607383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5901 Silverado Trail, Napa, California		94558
(Address of Principal Executive Offices)		(Zip Code)

(800) 486-0503
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the departure of Karen Diepholz from her position as Chief Financial Officer and principal accounting officer of Crimson Wine Group, Ltd. (the "Company"), effective July 19, 2023 (the "Departure Date"), that was previously announced on July 20, 2023, Ms. Diepholz entered into a separation agreement (the "Separation Agreement") with the Company dated as of August 2, 2023. Pursuant to the Separation Agreement, Ms. Diepholz is entitled to receive severance and other benefits as follows: (i) a cash severance payment of $325,992, which represents 12 months of regular base salary in effect as of the Departure Date, less federal and state withholding taxes and other deductions, payable in accordance with the Company's regular payroll processes, and (ii) a lump sum payment equal to $10,332.16, less federal and state withholding taxes and other deductions, which is intended to represent approximately six months of continued medical coverage and a portion of expenses for prospective executive outplacement assistance. The Separation Agreement provides for a general release of claims in favor of the Company and its entities, affiliates and representatives, ongoing confidentiality obligations, and non-disparagement and non-solicitation requirements.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the actual terms of the Separation Agreement, which the Company intends to file as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ending June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2023

CRIMSON WINE GROUP, LTD.

By: /s/ Jennifer Locke
Name: Jennifer Locke
Title: Chief Executive Officer